Exhibit 99.1

RE: Speizman Industries, Inc. 701 Griffith Road Charlotte, NC 28217 NASDAQ SmallCap: SPZN

AT THE COMPANY John C. Angelella Chief Financial Officer (704) 559 - 5777	AT FRB | WEBER SHANDWICK Marilynn Meek, General Info. - (212) 445-8451 Julie Tu, Analyst Info. - (212) 445-8456 Judith Sylk-Siegel, Media Info. - (212) 445-8431

FOR IMMEDIATE RELEASE:
May 28, 2002

SPEIZMAN INDUSTRIES ANNOUNCES THE DEPARTURE OF THE
COMPANY’S CHIEF FINANCIAL OFFICER, JOHN ANGELELLA

CHARLOTTE, NC, May 28, 2002 –Speizman Industries, Inc. (Nasdaq Small Cap: SPZN) announced today that John Angelella, Chief Financial Officer of Speizman Industries, Inc. since June 2000, has tendered his resignation effective June 20, 2002.  Mr. Angelella stated that he wanted to be closer to his family and his wife’s family in the Pennsylvania – New Jersey area.

John C. Angelella commented, “The past two years with Speizman have been extremely challenging and equally rewarding.  I am very positive at this time concerning the Company and its present business model as I plan to leave for an opportunity that better matches my family goals back in the Northeast.  My confidence remains with Bob and the employees of the Company as they continue to implement the many initiatives that have been put in place over the past two years.  I wish the investors, employees and all interested constituents of Speizman Industries, Inc. the best in the future.”

Robert S. Speizman, President and Chief Executive Officer, commented, “John did a great job with Speizman Industries.  He restructured our Company and developed a business plan and strategy which has positioned us to be profitable going forward at a much lower sales level than has historically been the case.  Some of the many initiatives that John worked on while serving as CFO of Speizman Industries included:

  restructuring current debt of $4.2 million to Speizman’s largest supplier, the Lonati Group of Brescia, Italy, to a four-year term payout, negotiating the purchase of Speizman’s equipment with Lonati in U.S. dollars only, substantially eliminating the need to make foreign currency hedges,

  obtaining a four-year, exclusive contract with the Company’s largest supplier, the Lonati Company of Brescia, Italy, as part of the restructuring with the Lonati Group,
  Reducing overhead by more than $10 million over a two-year period, and
  Reducing total employees from 227 to 117.

“Further, Angelella and his team were able to manage Speizman’s cash and actually generate cash from operations and reduce bank borrowings by $5.0 million despite pre-tax losses of $17.7 million over the last seven quarters.”

Mr. Speizman concluded by saying, “John has taught us well.  We wish him all the best in his new endeavors.”

Speizman Industries is a leader in the sale and distribution of specialized industrial machinery, parts and equipment.  The Company acts as exclusive distributor in the United States, Canada, and Mexico for leading Italian manufacturers of textile equipment and is a leading distributor in the United States of industrial laundry equipment representing several United States manufacturers.

For additional information on Speizman Industries, please visit the Company's web site at www.speizman.com. To receive Speizman Industries' latest news release and other corporate documents, please contact Gail Gormly at 1-704-559-5777 or email ggormly@speizman.com.

Certain matters within this press release are discussed using forward-looking statements as specified in the 1995 Private Securities Litigation Reform Law.  These statements are based on management’s current expectations about the industry and the markets in which the Company operates.  Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties or other factors that may cause the actual results, performance or achievements of the Company to differ from those projected in the forward-looking statement.  From time to time, these risks are discussed in the Company’s filings with the Securities and Exchange Commission.

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